AGREEMENT
                                    ---------

      This Agreement ("Agreement") is made and entered into as of this 6th day of October, 2003, by and between Charles J. Grako (hereinafter referred to as the "Executive") and UnionBancorp, Inc. (hereinafter referred to as the "Company").

                                    RECITALS
                                    --------

      A. Executive has provided many years of service to the Company and its Affiliates (the term "Affiliates" as used herein means any direct or indirect subsidiary of the Company).

      B. Satisfaction of this Agreement shall fully satisfy the obligations of the Company and the Executive under any and all contracts, benefit plans, employment policies, perquisites and programs of the Company.

                                   AGREEMENTS
                                   ----------

      NOW, THEREFORE, in consideration of the recitals and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

Section 1. Termination of Employment and Duties. The parties agree that the Executive has resigned and retired from employment with the Company and each of its Affiliates. Effective September 3, 2003, Executive relinquished his titles as President and Chief Executive Officer of the Company and also resigned and retired from all other positions he had with the Company and the Affiliates, including all positions on the Company's and the Affiliates' Boards of Directors.

Section 2. Payments to Executive. In satisfaction of the Company's and the Affiliates' obligations under any and all contracts, employee benefit plans, employment policies, perquisites and programs of the Company and the Affiliates and as consideration for the promises made in this Agreement, including the waivers and releases provided for in Section 7, the Company shall pay Executive the following amounts:

      (a) Executive shall be paid monthly Five Thousand Dollars ($5,000.00) for a period of eighteen (18) consecutive monthly periods commencing October 31, 2003 and ending March 31, 2005.

      (b) The Company shall continue in effect the bank owned life insurance policy ("BOLI") on the life of Executive which provides for a benefit of Six Hundred Thousand Dollars ($600,000.00) to be paid to a beneficiary designated by the Executive upon the death of the Executive. In the event the Company shall elect to terminate or otherwise modify the BOLI policy, it will make other arrangements to provide for a benefit of Six Hundred Thousand Dollars ($600,000.00) to be paid to such beneficiary upon the Executive's death. The Company will notify executive not less than thirty (30) days prior to any termination or material modification of the BOLI policy.

      (c) Nothing contained herein shall be deemed to affect any rights the Executive may have under any qualified plans of the Company or the Affiliates or any stock option rights the Executive may have.

      Executive acknowledges and agrees:

            (i) All payments to be made to Executive shall be subject to all withholding requirements imposed by state and federal law.

            (ii) Executive expressly agrees, understands, and acknowledges that the payments and benefits provided the Executive under this
                  Section 2 constitute an amount in excess of that to which an employee otherwise terminating his employment with the Company would be entitled to receive. The Executive acknowledges that the above payments and benefits are being provided as consideration for the Executive's entering into this Agreement, including the release of claims and waiver of rights provided for in Section 7.

Section 3. Conduct. Executive agrees that, at all times following the signing of this Agreement, he shall not make Negative Statements about the Company or the Affiliates. The Company agrees that, at all times following the signing of this Agreement, its directors and executive officers shall not make any Negative Statements about the Executive. The term Negative Statements shall mean false, negative, critical or disparaging statements, in the case of the Company, concerning the Company or the Affiliates, its management, its method of doing business, the quality of its products and services, its role in the community, or its treatment of employees, including the Executive, and in the case of the Executive, concerning the Executive or his job performance. Executive and the Company each further agree to do nothing that would damage the other's reputation or goodwill. Nothing contained herein shall preclude the Company or the Affiliates from making such statements as the Company may deem necessary or appropriate, upon advice from legal counsel, in conjunction with securities or banking laws or other legal requirements.

Section 4. Cooperation. For a period of eighteen (18) months after the date hereof, the Executive shall provide consulting services up to two (2) hours per month to the Company and the Affiliates and shall cooperate and provide such other assistance to the Company and the Affiliates as the Company may reasonably request in conjunction with matters arising prior to the date hereof in the course of his employment with the Company and the Affiliates. Executive will be reimbursed for reasonable out-of-pocket expenses incurred in conjunction therewith.

Section 5. Agreement Not to Compete; Confidential Information. Executive and the Company have each reviewed the customer lists and operations of the Company and the Affiliates and agree that the Company's and the Affiliates' primary service area for lending and deposit activities which relate to Executive's services encompass the counties of Bureau and LaSalle in Illinois (the "Territory"). Executive agrees that commencing on the date hereof and ending twenty-four (24) months after the date hereof, he will not, without the Company's prior written consent, directly or indirectly Compete with the Company or the Affiliates. For the purposes of this Section 5:

      (a) "Compete" means directly or indirectly owning, managing, operating or controlling a Competitor, or directly or indirectly serving as an employee, officer or director of or a consultant to a Competitor, or soliciting or inducing any employee or agent of the Company or the Affiliates to terminate employment with the Company or the Affiliates or to become employed by a Competitor, or soliciting or inducing any customer of the Company or the Affiliates to terminate their relationship as a depositor, borrower or otherwise as a customer of the Company or the Affiliates.

      (b) "Competitor" means any person, firm, partnership, corporation, trust or other entity that owns, controls or is a bank, savings and loan association, credit union or other company which accepts deposits or makes loans and which has an office located in the Territory (each a "Financial Services Company").

      (c) This Section 5 will not prohibit the Executive from having a passive investment which involves the ownership of any capital stock or similar securities which do not represent more than two percent (2%) of the outstanding capital stock of any Financial Services Company.

      Executive further agrees that, without the prior written consent of the Company, he will not use in any manner or disclose to any person any customer lists, customer financial or other information, know how, marketing plans, confidential information, correspondence, files or records pertaining to the Company or the Affiliates.

      Notwithstanding any other term of this Agreement to the contrary, the Company agrees that Executive shall not violate the terms of this Agreement, and in particular the terms of this Section 5, if Executive (a) is employed by or otherwise associated with an insurance company or brokerage company (by way of example and not limitation, Edward Jones or Prudential), and (b) the services that Executive provides are limited to investment and financial planning and related services.

Section 6. Payment Equalization. Notwithstanding anything to the contrary herein, should the Executive collect or receive unemployment compensation, which is treated in any respect as an unemployment compensation claim against the Company or the Affiliates, under any state or federal unemployment compensation law at any time while payments are being made under Section 2(a), then in such event: (a) the Executive shall provide prompt written notice to the Company of the foregoing, and (b) the payments which the Executive is entitled to receive under Section 2(a) shall be reduced by the amount of unemployment compensation collected or received by the Executive. The Company shall apply such reductions ratably against each installment payment due to the Executive under Section 2(a) to reflect the amount of unemployment compensation collected or received by the Executive during each applicable installment period.

Section 7.   Release of Claims and Waiver of Rights.
             --------------------------------------

      (a) The Company hereby releases and forever discharges the Executive, and his heirs, personal representatives and assigns, of and from all liability, claims and demands arising out of his employment with, and services as director of, the Company and the Affiliates.

      (b) Executive hereby releases and forever discharges the Company and the Affiliates, and its and their respective present and former officers, directors, shareholders, agents, employees, servants, attorneys, representatives, predecessors, successors, and assigns from any and all known or unknown grievances, disputes, actions, causes of action, claims of appointment, employment, reemployment or reinstatement, claims at law or in equity, or sounding in contract (including breach of express or implied employment contract or other contract) or tort, arising under the common law, any federal, state or local statute or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C. ss.2000e, et seq.), the Age Discrimination in Employment Act of 1967, as amended (29 U.S.C. ss.621 et seq.) ("the ADEA"), the Illinois Human Rights Act (775 ILCS 5/1-101 et seq.), the Americans with Disabilities Act (42 U.S.C. ss.12101 et seq.), the Equal Pay Act (29 U.S.C. ss.206 et seq.), the Family and Medical Leave Act (29 U.S.C. ss.2601 et seq.), the Fair Labor Standards Act of 1938 (29 U.S.C. ss.201 et seq.) and any other federal, state or local law dealing with payment of wages, minimum wage, overtime or equal pay, the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. ss.1001 et seq.), and any and all actions, charges, complaints or allegations which have been or could in the future be filed with the Illinois Department of Human Rights, the Illinois Human Rights Commission, the United States Equal Employment Opportunity Commission, the National Labor Relations Board, and any other local, state or federal administrative agency, which arise out of, or are connected with, in any way, the employment of or any other relationship between the Executive and the Company or the Affiliates, including the Executive's separation and/or termination therefrom.

Section 8. Representation by Executive. Executive acknowledges that, in accordance with the ADEA, as amended by the Older Workers Benefit Protection Act of 1990, and as to any potential claims that could be brought or filed or brought by Executive under the ADEA, he has been given a period of twenty-one
(21) days to review and consider this Agreement before signing it. If he elects to sign this Agreement without availing himself of the opportunity to consider its provisions for at least twenty-one (21) days, the Executive hereby acknowledges that his decision to shorten the time for considering this Agreement prior to signing is knowing and voluntary, and such decision is not induced by the Company or the Affiliates through fraud, misrepresentation, or a threat to withdraw or alter the provisions set forth in this Agreement prior to the expiration of the twenty-one (21) day time period, or by providing different terms should he agree to execute this Agreement prior to the expiration of the twenty-one (21) day time period.

      The Company advises and encourages the Executive to consult with his attorneys concerning this Agreement prior to executing this Agreement. By signing this Agreement, the Executive is acknowledging that he has read this Agreement thoroughly, that he has been advised and encouraged by the Company, and has had the opportunity, to consult with his attorneys prior to signing this Agreement, and that his agreement to the terms of this Agreement is knowing, willing, and voluntary.

      Executive understands that he may revoke this Agreement within seven (7) days after the date on which he signs this Agreement, and that this Agreement does not become effective until the expiration of the seven (7) day period. In the event that the Executive wishes to revoke this Agreement, he must provide such revocation in writing to UnionBancorp, Inc., 321 West Main Street, Ottawa, Illinois 61350, Attention: Chairman of the Board. If sent by mail, any revocation must be postmarked within the 7-day period and sent by certified mail return receipt requested. In the event of such a revocation by the Executive, this Agreement will be without effect as to any of the parties hereto.

Section 9. Non-Waiver. Any waiver of a breach of this Agreement by the Executive or the Company shall not be construed or operate as a waiver of any subsequent breach by the Executive or the Company, as the case may be, of the same or of any other provision of this Agreement.

Section 10. Remedies. Executive agrees that a violation of Section 3, Section 4 or Section 5 of this Agreement would result in direct, immediate and irreparable harm to the Company and the Affiliates, and in such event, the Executive agrees that the Company and the Affiliates, in addition to their other right and remedies, will be entitled to: (a) injunctive relief without bond enforcing the terms and provisions of Section 3, Section 4 and Section 5 hereof; (b) discontinue making the payments required by Section 2(a) hereof; and (c) terminate all rights the Executive or his designated beneficiary have pursuant to Section 2(b) hereof. In the event the institution of any action by either party hereto pertaining to the enforcement hereof, the prevailing party shall be entitled to recover the costs and expenses (including, but not limited to, attorneys fees) incurred by such party.

Section 11. Entire Agreement. This Agreement sets forth the entire agreement of the parties, and supercedes all other agreements, and this Agreement is final and binding as to all claims that have been or could have been advanced on behalf of the Executive or the Company pursuant to any cause of action arising out of or related in any way to the Executive's employment with the Company or the Affiliates and termination of that employment.

Section 12. Governing Law. This Agreement shall be governed by the laws of the State of Illinois.

Section 13. Heirs, Successors and Assigns. This Agreement and the rights and obligations hereunder shall be binding on, and shall inure to the benefit of, the estate, heirs, executors, personal representatives and assigns of the Executive, and the successors and assigns of the Company.

      IN WITNESS WHEREOF, the undersigned have set their hands the day and year first above written.

UNIONBANCORP, INC.                        EXECUTIVE

By: /s/ DEWEY R. YAEGER                   /s/ CHARLES J. GRAKO
    --------------------------------      ------------------------------------
    Name:  Dewey R. Yaeger                Charles J. Grako
    Title: President/CEO


ATTEST:                                   ATTEST:

   /s/ SUZANNE FECHTER                    /s/ SUZANNE FECHTER
   ---------------------------------      ------------------------------------
   Suzanne Fechter                        Suzanne Fechter

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